Exhibit 10.11.5

AMENDMENT NO. 5

TO

AMERICREDIT CORP.

EMPLOYEE STOCK PURCHASE PLAN

Effective on May 15, 2009, the Employee Stock Purchase Plan of AmeriCredit Corp. (the “ESP Plan”) is hereby amended as follows:

Paragraph 2. Definitions. Sub-section (l), “Offering Period,” is hereby deleted and the following definition is substituted in lieu thereof:

(l) “Offering Period” shall mean the twelve (12) months during which an option granted pursuant to the Plan may be exercised, as described in paragraph 4.

Paragraph 3. Eligibility. Sub-section (b)(ii) is hereby deleted and the following sub-section is substituted in lieu thereof:

(ii) Such option would permit such Employee’s right to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Six Thousand Dollars ($6,000) of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Code Section 423(b)(8), subject to the limitations specified in Paragraph 6(a) hereof.

Paragraph 4. Offering Periods. The last sentence of Paragraph 4 is hereby deleted and the following sentence is substituted in lieu thereof:

Absent action by the Board, each Offering Period shall be for a period of twelve (12) months and new Offering Periods shall commence on the Monday immediately following the completion of the first payroll period ending in December and June of each year.

Paragraph 6. Payroll Deductions. Sub-section (a) is hereby deleted and the following sub-section is substituted in lieu thereof:

(a) At the time a Participant files his or her Subscription Agreement, such Participant shall elect to have payroll deductions made on each pay date during the Offering Period at the rate not to exceed ten percent (10%) of the Compensation which he or she receives on each pay date during the Offering Period, provided that the aggregate amount of such payroll deductions shall not exceed the lesser amount of (i) ten percent (10%) of the Participant’s aggregate Compensation during said Offering Period, or (ii) $5,100 in any twelve (12) month period. An eligible Employee may participate in only one Offering Period at a time. An employee that reaches the maximum payroll deduction in first Exercise Period of an Offering Period shall not be eligible to further participate until that Offering Period expires.

This Amendment No. 5 to the ESP Plan is executed and effective this 15th day of May, 2009, pursuant to approval and authorization by the Board of Directors.

J. Michael May, Executive Vice President, Chief Legal Officer and Secretary